As filed with the Securities and Exchange Commission on October 1, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-25783

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-29735

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-73392

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-29739

UNDER THE SECURITIES ACT OF 1933

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3359573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4201 Winfield Road

Warrenville, Illinois 60555

Telephone: (630) 753-5000

(Address of principal executive offices)

Navistar, Inc. 401(k) Retirement Savings Plan

Navistar, Inc. Retirement Accumulation Plan

IC Bus, LLC 401(k) Plan

Navistar, Inc. 401(k) Plan for Represented Employees

(Full title of the plans)

Steven K. Covey

Senior Vice President, General Counsel and Chief Ethics Officer

Navistar International Corporation

4201 Winfield Road

Warrenville, Illinois 60555

Telephone: (630) 753-5000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”): (i) File No. 333-25783, pertaining to the registration of 1,500,000 shares of common stock, par value $.10 per share, issuable under the Registrant’s 401(k) Retirement Savings Plan, which was filed with the Securities and Exchange Commission on April 24, 1997; (ii) File No. 333-29735, pertaining to the registration of 1,500,000 shares of the Registrant’s common stock, par value $.10 per share, issuable under the Registrant’s Retirement Accumulation Plan, which was filed with the Securities and Exchange Commission on June 20, 1997; (iii) File No. 333-73392, pertaining to the registration of 500,000 shares of common stock, par value $.10 per share, issuable under the Registrant’s IC Bus, LLC 401(k) Plan (formerly the 401(k) Plan for the Non-Bargaining Unit Employees of American Transportation Corporation), which was filed with the Securities and Exchange Commission on November 15, 2001; and (iv) File No. 333-29739, pertaining to the registration of 1,500,000 shares of common stock, par value $.10 per share, issuable under the Registrant’s 401(k) Plan for Represented Employees, which was filed with the Securities and Exchange Commission on June 20, 1997.

Effective July 1, 2009, the Registrant’s 401(k) Retirement Savings Plan and IC Bus, LLC 401(k) Plan were merged into the Registrant’s Retirement Accumulation Plan. Prior to the merger of such plans, the shares under the Registrant’s 401(k) Retirement Savings Plan, Retirement Accumulation Plan and IC Bus, LLC 401(k) Plan were covered by separate registration statements on Form S-8 (Reg. Nos. 333-25783, 333-29735 and 333-73392, respectively). Following the merger of the plans, no shares will be issued under the prior registration statements and a new registration statement covering 2,000,000 shares of common stock, par value $.10 per share, that may be issued under the Registrant’s Retirement Accumulation Plan is being filed with the Securities and Exchange Commission. Additionally, no shares will be issued under the Registrant’s 401(k) Plan for Represented Employees prior registration statement Reg. No. 333-29739, and a new registration statement covering 2,000,000 shares of common stock, par value $.10 per share, is being filed with the Securities and Exchange Commission. Accordingly, pursuant to the Registrant’s undertakings, the Registrant hereby de-registers any and all remaining shares of Common Stock registered under the Registration Statements on Forms S-8 listed above, filed with Securities and Exchange Commission on the dates listed above, which have not been issued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements, and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenville, State of Illinois, on October 1, 2009.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Andrew J. Cederoth
Name:	Andrew J. Cederoth
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Daniel C. Ustian	Chairman, President and	October 1, 2009
Daniel C. Ustian	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Andrew J. Cederoth	Executive Vice President and Chief	October 1, 2009
Andrew J. Cederoth	Financial Officer (Principal Financial Officer)

/s/ John P. Waldron	Vice President and Controller	October 1, 2009
John P. Waldron	(Principal Accounting Officer)

/s/ Eugenio Clariond	Director	October 1, 2009
Eugenio Clariond

/s/ John D. Correnti	Director	October 1, 2009
John D. Correnti

/s/ Diane H. Gulyas	Director	October 1, 2009
Diane H. Gulyas

/s/ Michael N. Hammes	Director	October 1, 2009
Michael N. Hammes

/s/ James H. Keyes	Director	October 1, 2009
James H. Keyes

/s/ David D. Harrison	Director	October 1, 2009
David D. Harrison

/s/ Steven J. Klinger	Director	October 1, 2009
Steven J. Klinger

/s/ Dennis D. Williams	Director	October 1, 2009
Dennis D. Williams

/s/ William H. Osborne	Director	October 1, 2009
William H. Osborne

INDEX TO EXHIBITS

Exhibit Number	Description	Sequentially Numbered Page
24.1	Power of Attorney	Filed herewith electronically